UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

November 7, 2018

PCTEL, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27115	77-0364943
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

471 Brighton Drive

Bloomingdale, Illinois 60108

(Address of Principal Executive Offices, including Zip Code)

(630) 372-6800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 12, 2018, PCTEL, Inc. (the “Company”) announced that its Board of Directors appointed Kevin J. McGowan as the Company’s Vice President and Chief Financial Officer effective as of December 1, 2018. Mr. McGowan, age 52, joined the Company in 2005, and has served as Vice President, Finance and Corporate Controller since 2010. Prior to joining the Company, Mr. McGowan commenced his career as an auditor for Arthur Anderson for four years and served in various finance and controller roles for Andrew Corporation, a manufacturer of hardware for communications networks, for twelve years.  Mr. McGowan holds a Bachelor of Arts in Accounting from the University of Notre Dame and a Master of Business Administration from University of Chicago Graduate School of Business. He is a registered CPA.

In connection with his appointment, Mr. McGowan will receive a salary increase to $265,000 and 5,000 shares of restricted stock vesting pro rata over three years. In addition, the Company will enter into a Severance Benefits Letter with Mr. McGowan, which is on terms consistent with those previously provided to other executive officers.  Pursuant to the Severance Benefits Letter, he will receive twelve months’ salary continuation, twelve months’ healthcare continuation through COBRA, and an acceleration of unvested equity awards which would have vested in the following twelve months.  These benefits will be received if he were involuntarily terminated prior to a change of control or after the twelve-month period following a change of control (except in the case of cause, death or disability) or if he terminates his employment pursuant to a voluntary termination for good reason. Under his existing Management Retention Agreement, which is on terms consistent with those previously provided to other executive officers, the payment to Mr. McGowan in the event of an involuntary termination of his employment or a voluntary termination for good reason, in each case within twelve months following a change of control, will be increased from 125% to 200% of his annual base salary. The Company will be entering into an Indemnification Agreement with Mr. McGowan on terms consistent with those previously provided to other executive officers, providing him protection against personal liability in the discharge of his duties for the Company and providing for the advancement of expenses. During his employment and for 12 months thereafter, Mr. McGowan has agreed to be subject to restrictions limiting competition with the Company, including by hiring or soliciting its employees. Mr. McGowan has also agreed not to disclose the Company’s confidential information and to assign certain inventions to the Company.

The foregoing description is subject to the terms and conditions of Mr. McGowan’s Severance Benefits Letter, Management Retention Agreement and Indemnification Agreement. These documents are filed as Exhibit 10.1 through Exhibit 10.3 to this Current Report and are hereby incorporated by reference.

There are no arrangements or understandings between Mr. McGowan and any other persons pursuant to which he was selected as Chief Financial Officer, no family relationships between him and any other directors or executive officers of the Company, and no related party transactions required to be disclosed between Mr. McGowan and the Company.

John W. Schoen, Senior Vice President, Chief Financial Officer and Company Secretary will be leaving the Company on November 30, 2018. In connection with his departure and contingent upon his delivery of an effective general release of liability against the Company and other conditions of his Employment Agreement dated December 11, 2008, he will be entitled to receive the following:  (i) his current base salary for twelve months paid in twenty-four substantially equal bi-monthly payments, (ii) acceleration of the vesting of 25,666 restricted shares of the Company’s common stock valued at $112,930, based on the closing sales price per share of $4.40 as of November 9, 2018, and (iii) payment of healthcare benefits under COBRA of approximately $14,000 for 12 months of continued health coverage for Mr. Schoen and his eligible dependents who received health coverage under the Company health care plans as of November 1, 2018. Mr. Schoen’s vested stock options will remain exercisable for a period of 90 days from his separation date.

The foregoing description is subject to the terms and conditions of the Employment Agreement, which is filed as Exhibit 10.3 and is hereby incorporated by reference.

Item 7.01 Regulation FD Disclosure

A press release announcing the management transition is furnished as Exhibit 99.1 and incorporated herein by reference.

The information under Item 7.01 and Exhibit 99.1 is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1Form of Severance Benefits Letter

10.2

Form of Indemnification Agreement between PCTEL, Inc. and each of its directors and officers (Incorporated by reference to Exhibit Number 10.1 filed with the Registrant's Registration Statement on Form S-1 (File No. 333-84707)) (P)

10.3Employment Agreement between John Schoen and PCTEL, Inc. dated December 11, 2008

99.1Press release, dated November 12, 2018, of PCTEL, Inc.

(P)	Paper Filing

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 13, 2018

PCTEL, INC.

By:	/s/ Shelley J. Bacastow

 Shelley J. Bacastow, Vice President and General Counsel